Exhibit 8



October 25, 2001


Ford Motor Company
One American Road
Dearborn, MI  48126


Ladies and Gentleman:

        In connection with the issuance by Ford Motor Company, a Delaware corporation, of $1,500,000,000 aggregate principal amount of its 7.45% Global Landmark Securities due July 16, 2031, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading
"United States Taxation" in the Prospectus Supplement dated October 25, 2001 relating to Registration Statement nos. 333-49164 and 333-86035, to which registration statements this consent is an exhibit.


                                       Very truly yours,

                                       /s/ Shearman & Sterling